Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

November 6, 2014

MEDIA CONTACT: Lisa Gagnon

703-903-3385

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC REPORTS NET INCOME OF $2.1 BILLION,

COMPREHENSIVE INCOME OF $2.8 BILLION FOR THIRD QUARTER 2014

Company to Return Additional $2.8 Billion to Taxpayers in Fourth Quarter

Single-family Seriously Delinquent Rate Hits Five Year Low

Third Quarter 2014 Financial Results

—	Net income was $2.1 billion – the company’s twelfth consecutive quarter of positive earnings, compared to $1.4 billion in second quarter of 2014
—	Comprehensive income was $2.8 billion, compared to $1.9 billion in second quarter of 2014
—	Third quarter financial results were primarily driven by the following significant items:

¡     Higher net interest income of $3.7 billion versus $3.5 billion in second quarter

¡     Lower derivative losses of $0.6 billion versus $1.9 billion in second quarter

¡     Higher income from legal settlements on private-label securities of $1.2 billion versus $0.4 billion in second quarter

¡     A shift to credit provision of $0.6 billion from $0.6 billion credit benefit in second quarter

Treasury Draws and Dividend Payments at September 30, 2014

—	Based on September 30, 2014 net worth of $5.2 billion, the company’s December 2014 dividend obligation will be $2.8 billion, bringing total cash dividends paid to Treasury to $91.0 billion
—	Senior preferred stock held by Treasury remains $72.3 billion, as dividend payments do not reduce prior Treasury draws

Housing Market Support Since January 1, 2009

—	Provided $2.4 trillion of liquidity to the mortgage market, including $201 billion in the first nine months of 2014

¡     8.1 million refinancings (nearly 439,000 in the first nine months of 2014)

¡     2.5 million home purchases (over 445,000 in the first nine months of 2014)

¡     1.8 million units of multifamily rental housing (nearly 214,000 in the first nine months of 2014)

—	Helped 1.0 million borrowers to avoid foreclosure (nearly 94,000 in the first nine months of 2014)

Credit Quality at September 30, 2014

—

Post-2008 book of business continued to grow and represented 58 percent of single-family credit guarantee portfolio; HARP and other relief refinance loans represented an additional 20 percent of that portfolio

—	Delinquency rates remained below industry benchmarks:

¡     Single-family serious delinquency rate declined to 1.96 percent

¡     Multifamily delinquency rate was 0.03 percent

—

Continued to shift mortgage credit risk to private capital markets through innovative STACR®, ACISSM and K-deal offerings, transferring a significant portion of credit risk on $266.1 billion of mortgages since the start of these efforts through September 30, 2014

Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $2.1 billion for the third quarter of 2014, compared to $1.4 billion for the second quarter of 2014. The company also reported comprehensive income of $2.8 billion for the third quarter of 2014, compared to $1.9 billion for the second quarter of 2014.

“It was another solid quarter for Freddie Mac, our twelfth straight of profitability,” said Freddie Mac CEO Donald H. Layton. “The fundamentals of our business continued to improve, and the quarter ended with the lowest single-family seriously delinquent rate in more than five years. Our work to become a more competitive company is bearing fruit in increased customer satisfaction and market share between the GSEs. We also strongly delivered on our mission to be one of the leading sources of liquidity in the market, funding approximately one in four home loans and nearly 214,000 units of rental housing in the first nine months of 2014.

“At the same time, we are working with FHFA and the industry to strengthen and modernize the housing finance system,” Layton added. “We’re doing this by upgrading critical infrastructure, providing our customers with greater certainty through, as one example, refined representation and warranty terms, and also reducing taxpayer exposure through credit risk sharing transactions and the efficient liquidation of several types of legacy assets. These innovations will benefit millions of homebuyers and renters as well as taxpayers today and in the future.”

Summary Financial Results (1)

		Three Months Ended
($ Billions)		6/30/14	9/30/14	Change
1	Net interest income	$3.5	$3.7	$0.2
2	(Provision) benefit for credit losses	0.6	(0.6)	(1.2)
3	Derivative losses	(1.9)	(0.6)	1.3
4	Other non-interest income	0.5	1.4	0.9
5	Non-interest expense	(0.7)	(0.8)	(0.1)

6	Pre-tax income	$2.0	$3.0	$1.0
7	Income tax expense	(0.7)	(1.0)	(0.3)

8	Net income	$1.4	$2.1	$0.7
9	Total other comprehensive income	0.5	0.7	0.2

10	Comprehensive income	$1.9	$2.8	$0.9

(1)	Columns and rows may not add due to rounding. See “Appendix - Financial Results Discussion” section for additional information about the company’s financial results for the third quarter of 2014.

Net Income – Freddie Mac’s net income was $2.1 billion for the third quarter of 2014, up $0.7 billion from the second quarter of 2014. The increase primarily reflects lower derivative losses, as most long-term interest rates increased during the third quarter, and higher income from legal settlements related to private-label securities (PLS). These improvements were partially offset by a shift to provision for credit losses in the third quarter driven by a slight worsening in loss severity, while the second quarter benefited from severity improvement and mortgage insurance recoveries.

Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

Comprehensive Income – Freddie Mac’s comprehensive income was $2.8 billion for the third quarter of 2014, up $0.9 billion from the second quarter of 2014. The increase was driven by higher quarterly net income and improved fair values on non-agency available-for-sale (AFS) securities.

Freddie Mac’s reported earnings may be volatile. The fair value of the company’s derivative portfolio, which is used to reduce Freddie Mac’s exposure to interest-rate risk, can change as interest rates change. Fair value changes on derivatives are included in earnings, while fair value changes associated with several of the types of assets and liabilities being economically hedged are not. Therefore, there can be timing mismatches affecting a given period’s earnings, which may not be reflective of the economics of the company’s business. In addition, Freddie Mac’s earnings can vary significantly from quarter to quarter due to changes in the fair value of mortgage securities held by the company, which may fluctuate based on interest rate and mortgage spread movements.

Legal Settlements – Freddie Mac and the Federal Housing Finance Agency (FHFA) reached agreements with several institutions to settle litigation related to Freddie Mac’s investment in certain PLS. These settlements contributed $1.2 billion to Freddie Mac’s pre-tax income in the third quarter of 2014, compared to $0.4 billion in the second quarter of 2014. Freddie Mac’s settlements of representation and warranty claims with seller/servicers had minimal impact on the company’s pre-tax income in both the second and third quarter of 2014.

Sustainability and Variability of Earnings – As Freddie Mac has noted in the past, the company’s earnings in 2013 and 2014 have included a number of items that are not sustainable over the long term. For example, Freddie Mac’s 2013 financial results included a significant benefit related to the release of the deferred tax asset valuation allowance. As a result, the company no longer maintains a valuation allowance against its net deferred tax asset. Additionally, the company’s 2013 and 2014 financial results included legal settlements of both PLS litigation and representation and warranty claims. Freddie Mac’s financial results in these periods, particularly the level of loan loss provisioning, also benefited significantly from strong home price appreciation, which is moderating. In addition, declines in the size of the company’s mortgage-related investments portfolio, as required by FHFA and the Purchase Agreement with Treasury, will reduce earnings over the long term. The company’s financial results will also continue to be affected by changes in interest rates, the yield curve, implied volatility, and mortgage spreads (which impact both derivatives and mortgage securities held by Freddie Mac) and therefore are subject to significant earnings and net worth variability from period to period.

About Freddie Mac’s Conservatorship

Purchase Agreement with Treasury – Freddie Mac has been operating under conservatorship, with FHFA as Conservator, since September 6, 2008. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations. Based on Freddie Mac’s net worth of $5.2 billion at September 30, 2014, less the 2014 capital reserve amount of $2.4 billion, the company’s dividend obligation to Treasury in December 2014 will be $2.8 billion. Including the December 2014 dividend obligation, Freddie Mac’s aggregate cash dividends paid to Treasury will total $91.0 billion, $19.6 billion more than cumulative cash draws of $71.3 billion received from Treasury through September 30, 2014. Under the Purchase Agreement, the payment of dividends does not reduce the outstanding liquidation preference. Accordingly, Treasury still maintains a liquidation preference of $72.3 billion on the company’s senior preferred stock as of September 30, 2014.

Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

Treasury Draws and Dividend Payments

(1)	The initial $1 billion liquidation preference of senior preferred stock was issued to Treasury in September 2008 as consideration for Treasury’s funding commitment. The company received no cash proceeds as a result of issuing this initial $1 billion liquidation preference of senior preferred stock.
(2)	Amount does not include the December 2014 dividend obligation of $2.8 billion.

In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended Purchase Agreement does not allow the company to build capital over the long term. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the preceding quarter exceeds an applicable capital reserve amount. The applicable capital reserve amount is $2.4 billion for 2014, and will be reduced by $600 million each year thereafter until it reaches zero on January 1, 2018.

The amount of remaining funding available to Freddie Mac under the Purchase Agreement with Treasury is currently $140.5 billion, and will be reduced by any future draws.

Freddie Mac is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the Purchase Agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “BUSINESS — Conservatorship and Related Matters — Treasury Agreements” in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Remittance of Guarantee Fees to Treasury – In September 2012, Freddie Mac began remitting proceeds to Treasury from the 10 basis point guarantee fee increase required by the Temporary Payroll Tax Cut Continuation Act of 2011. The cumulative expense related to this increase totals $1.2 billion, including $198 million in the third quarter of 2014.

Housing Market Support

Freddie Mac supports the U.S. housing market by ensuring credit availability for new and refinanced mortgages as well as rental housing. The company also helps struggling homeowners avoid foreclosure and stabilizes communities nationwide. Since the beginning of 2009, Freddie Mac has helped 12.4 million American families own or rent a home and another one million families avoid foreclosure. At the same time, the company is working with FHFA, its customers and the industry to build a stronger housing finance system for the nation.

Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

Number of Families Helped

(Thousands)		2009	2010	2011	2012	2013	YTD 9/30/14	Cumulative Total
1	Number of families helped to own or rent a home	2,480	2,089	1,830	2,472	2,458	1,098	12,427
2	Relief refinance borrowers (includes HARP)(1)	169	533	453	687	611	141	2,594
3	Other refinance borrowers(1)	1,595	947	740	996	944	298	5,520
4	Purchase borrowers(1)	460	378	326	353	515	445	2,477
5	Multifamily rental units	256	231	311	436	388	214	1,836
6	Number of families helped to avoid foreclosure(2)	133	275	208	169	168	94	1,047
7	Loan modifications	65	170	109	70	83	52	549
8	Repayment plans	34	31	33	33	29	20	180
9	Forbearance agreements	15	35	20	13	12	7	102
10	Short sales & deed-in-lieu of foreclosure transactions	19	39	46	53	44	15	216
11	Total (lines 1+6)	2,613	2,364	2,038	2,641	2,626	1,192	13,474

(1)	For the periods presented, a borrower may be counted more than once if the company purchased more than one loan (purchase or refinance mortgage) relating to the same borrower.
(2)	Represents single-family loan workouts. These categories are not mutually exclusive and a borrower in one category may also be included within another category in the same period. For the periods presented, a borrower may subsequently go into foreclosure.

Providing Liquidity – Freddie Mac provides access to financing for new and refinanced mortgages and rental housing. Since the beginning of 2009, the company has provided $2.4 trillion in liquidity to the market through its purchases of loans and issuances of mortgage-related securities, including $201 billion during the first nine months of 2014.

Market Liquidity Provided (1)

($ Billions)		2009	2010	2011	2012	2013	YTD 9/30/14	Cumulative Total
1	Single-family purchases or issuances(1)	$483	$390	$321	$427	$423	$184	$2,228
2	Relief refinance mortgages (includes HARP)	35	106	82	123	99	22	467
3	Other refinance mortgages	345	200	168	228	210	63	1,214
4	Purchase mortgages	94	78	71	76	114	99	532
5	Other(2)	9	6	-	-	-	-	15
6	Multifamily loan purchases or guarantees(1)(3)	$17	$16	$20	$29	$26	$14	$122
7	Other(4)	$46	$-	$8	$-	$4	$3	$61
8	Total (lines 1+6+7)	$546	$406	$349	$456	$453	$201	$2,411

(1)	Based on unpaid principal balance (UPB) and includes other guarantee commitments.
(2)	Includes Ginnie Mae Certificates, HFA initiative-related guarantees, and Other Guarantee Transactions.
(3)	Excludes Multifamily issuances of K-deals.
(4)	Consists of non-Freddie Mac mortgage-related securities purchased for the company’s mortgage-related investments portfolio.

Enabling Refinance Activity – Freddie Mac helped nearly 439,000 borrowers lower their payments and/or improve their mortgage terms by purchasing refinance mortgages in the first nine months of 2014 – nearly

Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

141,000 of these were purchased through Freddie Mac’s relief refinance initiative, which includes HARP. The company estimates that the homeowners who refinanced during the third quarter will reduce their mortgage interest payments by an average of $2,800 ($2,900 for HARP) during the first 12 months. Since the beginning of 2009, the company has helped 8.1 million homeowners refinance their homes.

Refinance purchases of $85 billion accounted for 46 percent of the company’s single-family mortgage purchase volume during the first nine months of 2014, compared to 76 percent during the first nine months of 2013. The company expects refinancing volume to constitute a smaller portion of its mortgage purchases in the coming quarters.

Preventing Foreclosures – Freddie Mac helps struggling borrowers retain their homes or otherwise avoid foreclosure. During the first nine months of 2014, the company completed nearly 94,000 single-family loan workouts – 84 percent of which enabled families to stay in their homes. This brings the total number of homeowners the company has helped to avoid foreclosure to one million since the beginning of 2009.

In addition, when foreclosure is unavoidable, Freddie Mac has further helped to stabilize communities by focusing its real estate owned home sales on owner-occupants, who have made up two–thirds of its purchasers since the beginning of 2009, and by promoting industry-leading standards for property preservation.

Building a Stronger Mortgage Market – Working with FHFA and the industry, Freddie Mac is building a stronger, more efficient mortgage market that benefits the nation’s homebuyers, renters and taxpayers. These efforts include shifting risk to the private market through innovative capital market offerings like Structured Agency Credit Risk (STACR) debt notes, Agency Credit Insurance StructureSM (ACIS) transactions and multifamily K-deal securities, strengthening the mortgage market’s infrastructure through the Uniform Mortgage Data Program and the Common Securitization Platform and building a more efficient, customer-focused company.

Credit Quality

New Single-Family Book – At September 30, 2014, the company’s new single-family book (loans acquired after 2008, excluding HARP and other relief refinance mortgages) accounted for 58 percent of the UPB of Freddie Mac’s single-family credit guarantee portfolio. Since 2008, Freddie Mac has enhanced its credit and underwriting standards, mortgage lenders have delivered fewer loans with higher-risk characteristics, and overall the company has seen positive changes in the underwriting practices of lenders and mortgage insurers. These factors have contributed to the improved credit quality of the company’s new single-family book, including low delinquency rates and credit losses.

Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

Single-Family Credit Guarantee Portfolio – Concentration of Credit Risk

	As of 9/30/14		YTD 9/30/14
	% of Portfolio	Serious Delinquency Rate	% of Credit Losses
New single-family book (1)	58%	0.23%	2%
HARP and other relief refinance loans	20	0.70%	7
2005-2008 legacy single-family book	14	7.66%	83
Pre-2005 legacy single-family book	8	3.12%	8
Total	100%	1.96%	100%

(1)	Loans acquired after 2008. Excludes HARP and other relief refinance loans.

HARP and Other Relief Refinance Loans – HARP and other relief refinance loans represented 20 percent of the UPB of Freddie Mac’s single-family credit guarantee portfolio at September 30, 2014. HARP loans generally reflect many of the credit risk attributes of the original loans, particularly LTV ratios, and thus generally present higher risk to the company than other refinance loans the company has purchased since 2009. However, in many cases, the borrowers’ payments are reduced through HARP refinancing, thereby strengthening the borrowers’ potential to make their mortgage payments.

2005-2008 Legacy Single-Family Book – Freddie Mac’s 2005-2008 legacy single-family book continues to represent a declining portion of the company’s single-family credit guarantee portfolio. At September 30, 2014, the 2005-2008 legacy single-family book represented 14 percent of the UPB of the company’s single-family credit guarantee portfolio, but accounted for 83 percent of the company’s single-family credit losses during the first nine months of 2014. The gradual reduction of Freddie Mac’s 2005-2008 legacy single-family book has positively impacted the payment performance of its overall single-family credit guarantee portfolio.

Single-Family Credit Guarantee Portfolio Purchases – LTV Ratios and Credit Scores

	2009	2010	2011	2012	2013	YTD 9/30/14
Weighted average original LTV ratio:
Relief refinance (includes HARP)	80%	77%	77%	97%	91%	83%
All other	66%	67%	67%	68%	71%	76%
Total purchases	67%	70%	70%	76%	75%	77%
Weighted average credit score (1):
Relief refinance (includes HARP)	738	747	744	740	727	712
All other	757	758	759	762	756	748
Total purchases	756	755	755	756	749	744

(1)	Based on FICO score at the time of loan origination or Freddie Mac’s purchase and may not be indicative of the borrowers’ current creditworthiness.

Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

Total single-family loans (including relief refinance loans) purchased by Freddie Mac in the first nine months of 2014 had a weighted average original LTV ratio of 77 percent and a weighted average FICO score of 744. Recent trends in LTV ratios and credit scores reflect, in part, a higher proportion of home purchase loans in the company’s loan acquisition volume and continued purchases of HARP loans.

Single-family serious delinquency rate declined to 1.96 percent at September 30, 2014, from 2.07 percent at June 30, 2014. Freddie Mac’s single-family serious delinquency rate at September 30, 2014 is the lowest since January 2009 and is substantially below the rate for the entire U.S. mortgage market. According to the Mortgage Bankers Association’s National Delinquency Survey, the serious delinquency rate on first-lien single-family loans in the U.S. mortgage market was 4.80 percent at June 30, 2014, which is the most recent date for which data is available. Beginning in 2010, Freddie Mac’s single-family serious delinquency rate has declined, primarily due to lower volumes of newly delinquent loans and continued loss mitigation and foreclosure activities for loans in the legacy single-family book. However, the delinquency rate has also been affected by delays, including those due to increases in foreclosure process timeframes, general constraints on servicer capacity and court backlogs (in states that require judicial foreclosure process).

Multifamily delinquency rate (based on loans 60 days or more past due or in the process of foreclosure) was 0.03 percent at September 30, 2014, compared to 0.02 percent at June 30, 2014. Freddie Mac’s multifamily delinquency rate continued to reflect strong multifamily portfolio performance.

Additional Information

For more information, including that related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

Webcast Announcement

Management will host a conference call at 9 a.m. Eastern Time on Thursday, November 6, 2014 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: http://www.visualwebcaster.com/event.asp?id=100821. The replay will be available on the company’s Web site at www.FreddieMac.com/investors. All materials related to the call will be available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

*   *   *   *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its single-family, multifamily and investment businesses, its loan workout initiatives and other efforts to assist the U.S. residential mortgage market,

Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. Additional information is available at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

Appendix - Financial Results Discussion

Summary Consolidated Statements of Comprehensive Income (1)

		Three Months Ended
($ Billions)		6/30/14	9/30/14	Change
1	Net interest income	$3.5	$3.7	$0.2
2	(Provision) benefit for credit losses	0.6	(0.6)	(1.2)
3	Derivative losses	(1.9)	(0.6)	1.3
4	Other non-interest income	0.5	1.4	0.9

5	Non-interest income (loss)	(1.4)	0.8	2.2
6	Administrative expenses	(0.5)	(0.5)	(0.0)
7	REO operations expense	0.1	(0.1)	(0.2)
8	Other non-interest income (expense)	(0.3)	(0.2)	0.0

9	Non-interest expense	(0.7)	(0.8)	(0.1)
10	Pre-tax income	2.0	3.0	1.0
11	Income tax expense	(0.7)	(1.0)	(0.3)

12	Net income	$1.4	$2.1	$0.7
13	Total other comprehensive income	0.5	0.7	0.2

14	Comprehensive income	$1.9	$2.8	$0.9

(1)	Columns and rows may not add due to rounding.

Net interest income was $3.7 billion for the third quarter of 2014, compared to $3.5 billion for the second quarter of 2014. Net interest yield was 77 basis points for the third quarter of 2014, compared to 73 basis points for the second quarter of 2014. The increases in both net interest income and net interest yield were primarily driven by lower funding costs.

Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

(Provision) benefit for credit losses was provision of $0.6 billion for the third quarter of 2014, compared to a benefit of $0.6 billion for the second quarter of 2014. The shift was primarily driven by a slight worsening in loss severity, while the second quarter benefited from severity improvement and mortgage insurance recoveries.

Freddie Mac’s loan loss reserves were $22.7 billion at September 30, 2014, compared to $22.8 billion at June 30, 2014. The company’s loan loss reserve balance is increased by a provision for credit losses (and decreased by a benefit for credit losses) and reduced by charge-offs.

Derivative losses were $0.6 billion for the third quarter of 2014, compared to $1.9 billion for the second quarter of 2014. The improvement was primarily due to lower losses on the net pay-fixed swap portfolio as most long-term interest rates increased.

Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

Other non-interest income was $1.4 billion for the third quarter of 2014, compared to $0.5 billion for the second quarter of 2014. The increase was mostly driven by a $0.8 billion increase in legal settlement proceeds related to PLS litigation.

Non-interest expense was $0.8 billion for the third quarter of 2014, up slightly from $0.7 billion for the second quarter of 2014.

Total other comprehensive income was $0.7 billion for the third quarter of 2014, compared to $0.5 billion for the second quarter of 2014. The increase primarily reflects improved fair values on non-agency AFS securities.

Freddie Mac Third Quarter 2014 Financial Results

November 6, 2014

Segment Financial Results – Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Single-family Guarantee, Investments and Multifamily. Certain activities that are not part of a reportable segment are included in the All Other category.

Summary of Segment Earnings and Comprehensive Income (1)

		Three Months Ended
($ Billions)		6/30/14	9/30/14	Change
	Segment Earnings, net of taxes
1	Single-family Guarantee	$0.6	$0.2	$(0.4)
2	Investments	0.3	1.4	1.1
3	Multifamily	0.5	0.4	(0.0)
4	All Other	-	-	-

5	Total Segment Earnings, net of taxes	$1.4	$2.1	$0.7

	Comprehensive income of segments
6	Single-family Guarantee	$0.6	$0.2	$(0.4)
7	Investments	0.9	2.3	1.3
8	Multifamily	0.4	0.3	(0.1)
9	All Other	-	-	-

10	Comprehensive income of segments	$1.9	$2.8	$0.9

(1)	Columns and rows may not add due to rounding.

Single-family Guarantee segment earnings were $0.2 billion for the third quarter of 2014, compared to $0.6 billion for the second quarter of 2014. The decrease was primarily driven by the shift to a provision for credit losses in the third quarter of 2014 from a benefit for credit losses in the second quarter of 2014. Comprehensive income for the Single-family Guarantee segment approximated segment earnings for both the second and third quarter of 2014.

Investments segment earnings were $1.4 billion for the third quarter of 2014, compared to $0.3 billion for the second quarter of 2014. The increase was primarily driven by lower derivative losses and higher settlement proceeds related to PLS litigation. Comprehensive income for the Investments segment was $2.3 billion for the third quarter of 2014, compared to $0.9 billion for the second quarter of 2014. The increase reflects higher quarterly segment earnings and improved fair values on non-agency AFS securities.

Multifamily segment earnings were $0.4 billion for the third quarter of 2014, down slightly from $0.5 billion for the second quarter of 2014. Comprehensive income for the Multifamily segment was $0.3 billion for the third quarter of 2014, down slightly from $0.4 billion for the second quarter of 2014.